Exhibit 10.39

2024 Bonus Plan
Overview
The 2024 Cardlytics Bonus Plan (“Bonus Plan”) outlines certain cash bonus payouts that may be awarded to certain employees for helping Cardlytics, Inc. (“Company”) reach its corporate goals and in recognition of their personal performance during the year. All bonuses earned are paid as lump-sum payments after the conclusion of the 2024 annual review process.
Bonus Potential
Your bonus potential is a percentage (%) of your annualized base salary. For each bonus period (either a quarter or the year), your bonus potential is based on your base salary at the end of that period. Your bonus % is based upon your level and will be communicated to you by your manager. Your bonus % can also be found in Workday.
Bonus Components
Your bonus consists of two components: corporate and personal. The weight of each of these components depends upon your level.
In the event that the Company hits its Modified Adjusted EBITDA goal, each employee’s bonus will be 100% funded. In the event the Company exceeds its Modified Adjusted EBITDA goal, bonuses will be funded based on the exact percentage dependent on the level by which the company exceeds its goal, and is capped at 120% maximum. In the event the Company misses its Modified Adjusted EBITDA goal, each employee’s bonus will be funded by less than 100%, and may not be funded at all in the event of a significant miss. The philosophy is that for each incremental dollar we make above the budget, we keep a portion of it and pay the remainder to employees. On the flip side, for each dollar below budget, we protect our bottom line by reducing the bonus pool by each dollar missed.
Corporate Component
The corporate component of the bonus is paid out based on one metric:
1.Adjusted EBITDA (as reported)
The adjusted EBITDA metric is determined after accounting for any bonus payments and is paid out independently at the following levels:
•Under the Threshold: 0% to 49% payout
•From the Threshold to just below the Target: 50% payout
•At Target: 100% payout
•Over the Target: capped at 120% payout
Personal Component
The second component of the Bonus Plan is tied to your personal performance in 2024 as determined by your manager during the Company’s annual performance review process.
Annual reviews for 2024 will take place in Q1 2025 and will result in you receiving a performance rating tied to the below ﬁve-point scale. Based on your rating, your allotted bonus based on the Company’s financial performance (component 1) may be multiplied by a modifier (multiplied by a maximum of 120% or a minimum of 0%). For example, company performance resulting in 120% payout and personal performance resulting in 120% payout would lead to an employee receiving 144% payout (120% personal x 120% company = 144%). Note: performance rating descriptors may change.

Performance Rating	Bonus Modification
No Impact	—%
Minimal Impact	50%
Satisfactory Impact	100%
Significant Impact	110%
Transformative Impact	120%
Executives
For Executives, 100% of the employee’s target is paid out annually based on annual corporate performance.

Exhibit 10.39

Fine Print
•The Bonus Plan applies to all employees of the Company and its subsidiaries who are not on a commission plan, unless otherwise dictated by the Company, and will be consistent with your employment agreement.
•Employees hired at any point between January 1, 2024 and September 30, 2024 will receive a pro-rated annual bonus based on their time served during 2024. Employees hired on or after October 1, 2024 are not eligible for the 2024 bonus.
•Employees who switch from the Bonus Plan to a commission plan, or vice versa, in 2024 are eligible for a prorated 2024 bonus based on the portion of the year they were bonus eligible, unless otherwise dictated by the Company.
•Your bonus percentage is based upon your job level at the Company and can be located in Workday’s Compensation tab in your Workday proﬁle.
•If you are promoted during the year, your bonus target percentage will be a weighted average of your old and new target percent.
•The specific date on which bonuses are paid shall be determined by the Company in its sole discretion. The bonus has historically been paid after the 2024 annual review process has concluded, near the end of the ﬁrst quarter.
•All bonus payments are subject to applicable federal, state and local tax withholdings.
•Any individual employee’s participation in the Bonus Plan is subject to the Company’s discretion, and any decisions by the Company regarding an employee’s participation, or lack thereof, in the Bonus Plan are ﬁnal.
•An employee must be actively employed at Cardlytics on the bonus payout date in order to be eligible for any bonus payment. Individuals who are not employed by Cardlytics on the bonus payout date are not eligible to receive the bonus.
•The Bonus Plan, its guidelines, and your participation are all subject to modification or termination, in whole or in part, at any time at the sole discretion of the Company.
•The Company’s calculation of any bonus payments, and any interpretations of the Bonus Plan, are ﬁnal in all respects.
•The Bonus Plan does not create a contract of employment or a contract for pay.